EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS FIRST QUARTER 2012 RESULTS

First Quarter Highlights (2012 compared to 2011):

•                  Q1 net sales increased 2% to a first quarter record $342.3 million

•                  Q1 gross profit increased 8% to a first quarter record $46.8 million;

•                  Q1 gross profit margin increased to 13.7% from 12.9%

•                  Q1 operating profit decreased 93% to $0.1 million

•                  Q1 EBITDA decreased 20% to $3.3 million

•                 Diluted loss per share was $0.04 for Q1 2012 compared to diluted earnings per share of $0.06

El Segundo, California — May 9, 2012 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the first quarter of 2012. Consolidated net sales for Q1 2012 were a first quarter record $342.3 million, an increase of 2%, from $335.9 million in Q1 2011, and was impacted by a $27.1 million decrease in sales to promotional companies under a vendor program change in Q4 by a large vendor.  Excluding the effect of this program change, our sales grew $33.5 million, or 11% compared to Q1 2011. Consolidated gross profit for Q1 2012 increased 8% to a first quarter record $46.8 million from $43.5 million in Q1 2011. Consolidated gross profit margin was 13.7% in Q1 2012 compared to 12.9% in Q1 2011. Consolidated operating profit for Q1 2012, which includes $0.6 million of severance and restructuring related costs, decreased 93% to $0.1 million compared to $1.9 million for Q1 2011. EBITDA (as defined below) for Q1 2012 decreased $0.8 million to $3.3 million from $4.1 million in Q1 2011. Consolidated net loss for Q1 2012 was $0.5 million compared to consolidated net income of $0.7 million for Q1 2011. Diluted loss per share for Q1 2012 was $0.04 compared to diluted EPS of $0.06 for Q1 2011.

Commenting on the Company’s first quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We are pleased that we grew sales by 11% excluding the program change mentioned above, and that we grew our gross margin to 13.7% from 12.9% year over year. This margin growth was primarily due to our continued focus on improving our mix of services and solutions sales. Our operating profit in Q1 was impacted by a number of factors, including our ongoing investments, our IT upgrades and $0.6 million of severance and restructuring related costs incurred during the quarter. As we previously discussed on our Q4 2011 conference call, we are committed to our goal of generating $30 million to $32 million in EBITDA in 2012, excluding any severance or restructuring related expenses.”

Strategic Developments

Khulusi continued, “As we discussed on our Q4 2011 conference call, we are in the midst of several strategic initiatives with the goal being to unify our commercial brands and streamline our go-to-market strategies.  An important part of these initiatives is a focused reduction of our overhead expenses.  To that end, we took actions in Q1 that will result in $1.7 million of annualized cost savings. These and other actions resulted in severance and restructuring related expenses of approximately $0.6 million in Q1.  We are evaluating additional actions to take place in Q2 and Q3 and would expect incremental annualized cost reductions of at least $3.5 million resulting from those actions. We currently expect that we will incur additional severance and restructuring related costs in connection with these actions. Looking forward, as we discussed on our fourth quarter conference call, we believe that when our commercial brands are unified and we simplify our go-to-market strategies we will be able to achieve additional synergies, including simplified and more effective sales and marketing campaigns and additional reductions in overhead.”

Segment Results

As stated last quarter, in Q1 2012 we restored operating and reporting of the OnSale and MacMall businesses within a single segment and now have four operating segments — SMB, MME, Public Sector and MacMall/OnSale. We include corporate related expenses such as legal, accounting, information technology, product management, certain professional and pre-sales support services and other administrative costs that are not otherwise allocated to our reportable operating segments in Corporate and Other. All historical segment financial information provided herein has been revised to reflect these new reportable operating segments.

SMB

Q1 2012 net sales for our SMB segment were $117.6 million compared to $138.7 million in Q1 2011, a decrease of $21.1 million, or 15%. This decrease was due to a $21.6 million decline in sales to promotional companies as a result of the program change mentioned earlier, offset by a $0.5 million increase in sales to customers outside that program. As we indicated previously, the effects of this program change will continue to have an impact on year over year comparisons throughout 2012. In 2011, sales under this program were approximately $23.2 million, $20.0 million, $12.7 million and $8.8 million in Q1, Q2, Q3 and Q4 respectively.

Q1 2012 SMB gross profit decreased by $0.1 million, or 1%, to $16.8 million compared to $16.9 million in Q1 2011 resulting primarily from the SMB net sales decrease discussed above, but offset by an increase in gross profit for the core SMB business. SMB gross profit margin increased to 14.3% in Q1 2012 compared to 12.2% in Q1 2011 primarily due to an increase in selling margin for the core SMB business as well as a decrease in sales to promotional companies at lower margins.

Q1 2012 SMB operating profit increased by $0.1 million, or 2%, to $9.3 million compared to $9.2 million in Q1 2011. This increase resulted primarily from a decrease in bad debt expense of $0.2 million and a decrease in facility expenses of $0.1 million, partially offset by the SMB gross profit decrease discussed above and a $0.2 million increase in personnel costs primarily due to increased variable compensation expenses related to higher selling margin for SMB’s core business.

MME

Q1 2012 net sales for our MME segment were $137.3 million compared to $110.5 million in Q1 2011, an increase of $26.8 million, or 24%. This increase was primarily due to a 25% increase in net sales of products in Q1 2012 compared to Q1 2011, as well as a 23% increase in sales of services.

MME gross profit increased by $1.9 million, or 10%, to $19.9 million in Q1 2012 compared to $18.0 million in Q1 2011, and MME gross profit margin decreased to 14.5% in Q1 2012 compared to 16.3% in Q1 2011. The increase in MME gross profit was due to the increased MME net sales discussed above, partially offset by a decrease in product margins. The decrease in MME gross profit margin was primarily due to a 55 basis point decrease in vendor consideration as a percentage of sales and a competitive pricing environment for product sales.

MME operating profit in Q1 2012 increased by $1.1 million, or 22%, to $6.3 million compared to $5.2 million in Q1 2011. The increase was primarily due to the increased MME gross profit discussed above, partially offset by a $0.3 million increase in depreciation and amortization expenses primarily related to the accelerated amortization of SARCOM’s trademark resulting from our rebranding strategy, and increases in personnel costs of $0.2 million and variable fulfillment costs of $0.2 million.

Public Sector

Q1 2012 net sales for our Public Sector segment were $32.2 million compared to $31.7 million in Q1 2011, an increase of $0.5 million, or 2%. This increase in Public Sector net sales was due to a 26% increase in sales to state and local government and educational institutions (SLED) resulting primarily from increased account executive headcount focused on SLED business, partially offset by an 18% decrease in our federal government business.

Public Sector gross profit increased by $0.6 million, or 18%, to $3.8 million in Q1 2012 compared to $3.2 million in Q1 2011. Public Sector gross profit margin increased to 11.7% in Q1 2012 compared to 10.1% in Q1 2011. The increase in Public Sector gross profit was primarily due to the increased Public Sector net sales discussed above, an increase in selling margin and a $0.2 million increase in vendor consideration. The increase in Public Sector gross profit margin was primarily due to a 51 basis point increase in vendor consideration as a percentage of sales and an improvement in mix of higher margin solutions.

Public Sector operating profit was $36,000 in Q1 2012 compared to $41,000 in Q1 2011. Public Sector operating profit was primarily impacted by a $0.5 million increase in personnel costs and a $0.1 million increase in variable fulfillment costs, partially offset by the increased Public Sector gross profit discussed above.

MacMall/OnSale

Q1 2012 net sales for our MacMall/OnSale segment were $55.2 million compared to $55.3 million in Q1 2011. These results included a $5.5 million decrease in MacMall net sales due to the vendor program change mentioned earlier. As previously indicated, we expect the effects of the program change to have an impact on year-over-year comparisons throughout the first half of 2012. Sales under this program in 2011 were approximately $5.5 million and $2.7 million in each of the first two quarters of 2011.

MacMall/OnSale gross profit increased by $0.5 million, or 8%, to $6.3 million in Q1 2012 compared to $5.8 million in Q1 2011. MacMall/OnSale gross profit margin increased to 11.4% in Q1 2012 compared to 10.5% in Q1 2011. The increase in MacMall/OnSale gross profit and gross profit margin was primarily due to an increase in selling margin and a reduction in sales at low margins to promotional companies.

MacMall/OnSale operating profit decreased by $0.5 million to $0.3 million in Q1 2012 compared to $0.8 million in Q1 2011. This decrease was primarily due to an increase in personnel costs of $0.8 million due to increased costs associated with our retail stores and incremental marketing resources, as well as a $0.1 million increase in severance costs, partially offset by an increase in MacMall/OnSale gross profit discussed above. The OnSale business, including the results of eCost, incurred a loss during Q1 2012 of $0.8 million, and we expect this part of the business to be profitable beginning in Q2 2012 as a result of the operating changes mentioned above.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain professional and pre-sales support services and other administrative costs that are not otherwise included in our reportable operating segments. Q1 2012 Corporate & Other operating expenses increased by $2.5 million, or 20%, to $15.8 million from $13.3 million in Q1 2011. The increase in Q1 2012 was primarily related to a $0.6 million increase in depreciation expense associated with the completed portions of our on-going systems upgrades, a $0.5 million increase in net costs associated with our professional and pre-sales support services supporting our commercial segments, a $0.4 million increase in legal and accounting costs, and other increases in costs associated with our back office infrastructure, partially offset by a $0.5 million decrease in costs associated with the write-down of first generation iPads in Q1 2011 that did not have a corresponding charge in Q1 2012. In January 2012, we settled a lawsuit that significantly impacted legal costs in prior quarters without liability to the company.

Consolidated Balance Sheet

Accounts receivable at March 31, 2012 was $190.7 million and decreased by $17.3 million from December 31, 2011. Inventory at March 31, 2012 was $60.1 million and decreased $19.3 million from December 31, 2011, reflecting a sell-through of seasonal purchases made in later 2011. Accounts payable at March 31, 2012 was $114.9 million and decreased by $7.6 million from December 31, 2011. We completed the financing of our headquarters building improvements, furniture and fixtures, totaling approximately $7.2 million of increases to notes and leases payable during the first quarter of 2012. Capital expenditures during Q1 2012 were $2.5 million compared to capital expenditures of $11.5 million during Q1 2011, with the decrease primarily due to the purchase in Q1 2011 of our new headquarters building for $9.6 million. Outstanding borrowings under our line of credit decreased by $27.6 million to $64.2 million at March 31, 2012 compared to December 31, 2011. Working capital increased by $6.5 million as of March 31, 2012 compared to December 31, 2011.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$117,555	$16,764	$9,348	$138,738	$16,918	$9,184
MME	137,333	19,856	6,271	110,509	17,986	5,159
Public Sector	32,230	3,776	36	31,677	3,197	41
MacMall/OnSale	55,229	6,274	320	55,275	5,812	784
Corporate & Other	(1)	102	(15,846)	(261)	(444)	(13,253)
Total	$342,346	$46,772	$129	$335,938	$43,469	$1,915

Average Account Executive	Three Months Ended March 31,
Headcount By Segment(1):	2012	2011
SMB	353	374
MME	111	111
Public Sector	134	103
MacMall/OnSale	153	125
Total	751	713

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that this non-GAAP financial measure allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on May 9, 2012 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss first quarter results. To listen to PC Mall management’s discussion of its first quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on May 9, 2012 until May 16, 2012 and can be accessed by calling: (888) 286-8010 and inputting pass code 67548725.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended March 31, 2012, we generated approximately $1.5 billion in revenue and now have over 2,900 employees, over 65% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future; including, but not limited to expectations or statements relating to expanded business models and opportunities and benefits of our investments in these business models and markets, statements related to strategic developments such as statements related to our brand strategy and related potential benefits of a more streamlined and unified brand strategy, statements related to our new headquarters and the related benefits to our customers, vendors and employees and impact on future growth, statements related to the benefits of the coupon business or other statements or expectations or goals for sales growth or operating leverage. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks or uncertainties related to our ability to retain key employees, expanded business models and related investments; risks relates to our IT infrastructure, uncertainties relating to the relationship between the number of our account executives and productivity; risks related to our ability to receive expected returns on strategic investments such as investments in new offices, decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance, increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to our expanded coupon business, including regulatory and litigation risks, market acceptance of the expanded business model, competition and emerging market risks; risks related to foreign currency fluctuations; risks related to warranties and indemnities we may be required to provide to third parties through our commercial contracts; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the fiscal year ended December 31, 2011, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales	$342,346	$335,938
Cost of goods sold	295,574	292,469
Gross profit	46,772	43,469
Selling, general and administrative expenses	46,643	41,554
Operating profit	129	1,915
Interest expense, net	931	723
(Loss) income before income taxes	(802)	1,192
Income tax (benefit) expense	(332)	465
Net (loss) income	$(470)	$727

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$(0.04)	$0.06
Diluted	(0.04)	0.06

Weighted average number of common shares outstanding:
Basic	12,001	12,232
Diluted	12,001	12,607

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT

	Three Months Ended March 31,
	2012	2011

EBITDA(a):
Consolidated operating profit	$129	$1,915
Add: Consolidated depreciation expense	2,404	1,660
Consolidated amortization expense	746	505
EBITDA	$3,279	$4,080

(a)     EBITDA — earnings before interest, taxes, depreciation and amortization.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,613	$9,484
Accounts receivable, net of allowances of $1,645 and $1,642	190,718	207,985
Inventories, net	60,129	79,456
Prepaid expenses and other current assets	11,401	9,681
Deferred income taxes	4,023	3,937
Total current assets	274,884	310,543
Property and equipment, net	45,206	44,745
Deferred income taxes	273	247
Goodwill	25,510	25,510
Intangible assets, net	9,094	9,840
Other assets	2,357	2,387
Total assets	$357,324	$393,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,940	$122,523
Accrued expenses and other current liabilities	27,442	31,797
Deferred revenue	15,457	18,079
Line of credit	64,231	91,852
Notes payable — current	1,064	1,015
Total current liabilities	223,134	265,266
Notes payable and other long-term liabilities	17,389	11,574
Deferred income taxes	5,606	5,606
Total liabilities	246,129	282,446
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,401,434 and 14,368,888 shares issued; and 12,028,250 and 11,995,704 shares outstanding, respectively	14	14
Additional paid-in capital	108,712	108,061
Treasury stock, at cost: 2,373,184 shares at each period	(9,733)	(9,733)
Accumulated other comprehensive income	2,444	2,256
Retained earnings	9,758	10,228
Total stockholders’ equity	111,195	110,826
Total liabilities and stockholders’ equity	$357,324	$393,272

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net (loss) income	$(470)	$727
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,150	2,165
Provision for deferred income taxes	32	231
Net tax benefit related to stock option exercises	—	1
Excess tax benefit related to stock option exercises	(39)	(660)
Non-cash stock-based compensation	571	534
Gain on sale of fixed assets	—	(4)
Change in operating assets and liabilities:
Accounts receivable	17,075	13,949
Inventories	19,327	6,621
Prepaid expenses and other current assets	(1,531)	(714)
Other assets	30	14
Accounts payable	(7,100)	(30,291)
Accrued expenses and other current liabilities	(5,307)	(6,005)
Deferred revenue	(2,622)	4,868
Total adjustments	23,586	(9,291)
Net cash provided by (used in) operating activities	23,116	(8,564)
Cash Flows From Investing Activities
Purchase of El Segundo building	—	(9,565)
Purchases of property and equipment	(2,456)	(1,898)
Acquisition of assets, net	—	(2,327)
Proceeds from sale of fixed assets	—	9
Net cash used in investing activities	(2,456)	(13,781)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(27,621)	11,730
Capital lease proceeds	4,377	—
Borrowing under notes payable	2,859	—
Repayments under notes payable	(259)	(196)
Change in book overdraft	(567)	6,719
Payments of obligations under capital lease	(438)	(299)
Payments for deferred financing costs	—	(25)
Proceeds from stock issued under stock option plans	80	665
Excess tax benefit related to stock option exercises	39	660
Net cash (used in) provided by financing activities	(21,530)	19,254
Effect of foreign currency on cash flow	(1)	(21)
Net change in cash and cash equivalents	(871)	(3,112)
Cash and cash equivalents at beginning of the period	9,484	10,711
Cash and cash equivalents at end of the period	$8,613	$7,599
Supplemental Cash Flow Information
Interest paid	$809	$608
Income taxes paid	406	2,323
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$325	$1,146
Deferred financing costs	—	38